Exhibit 16.1

August 17, 2005

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Carrols Corporation (copy attached), which we understand will be filed with the Commission, pursuant to Item 4.01 of Form 8-K, as part of the Company’s Form 8-K report dated August 11, 2005. We agree with the statements concerning our Firm in such Form 8-K. However, we make no comment with respect to changes to or enhancements in internal controls as described in Item 9A of the Company’s Annual Reports on Form 10-K for the fiscal years ended January 2, 2005 and December 28, 2003.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP